EXHIBIT 99.1

Investor Relations Contacts:	Public Relations Contacts:
Mark Perry	Martin Flynn
Chief Financial Officer	InFocus Corporation
InFocus Corporation	(503) 685-8112
(503) 685-8960

InFocus Announces Third Quarter 2007 Financial Results

Reports third consecutive quarter of improved operating performance

WILSONVILLE, Ore., October 30, 2007 – InFocus® Corporation (NASDAQ: INFS) today announced its third quarter 2007 financial results. On a GAAP basis, the Company reported revenue of $75.8 million and a net loss of $2.8 million, or $0.07 per share, compared to a net loss of $7.8 million, or $0.20 per share, for the second quarter of 2007 and a net loss of $19.4 million, or $0.49 per share for the third quarter of 2006.

Commenting on the third quarter results, Bob O’Malley, President and CEO stated, “We continued to make measurable progress in improving our operating performance during the third quarter. We increased revenue by 2.9 percent and improved gross margin by 1.9 percent over our second quarter performance. These improvements, coupled with continued focus on improving our cost structure, allowed us to reduce our proforma operating loss by nearly 46 percent from Q2 levels, and 69 percent from Q3 of 2006. Our performance in Q3 marks the third consecutive quarter of increased gross margin, lowered operating expenses and reduced operating losses. While we have not yet reached our goal of profitability, I am proud of the continued progress we have made throughout 2007”

Included in the third quarter 2007 results is a restructuring charge of $0.25 million, which accounted for $0.01 per share. Restructuring charges in the second quarter 2007 were $ 2.1 million or $0.05 per share and $.85 million or $0.02 per share in the third quarter of 2006.

The Company reported total cash, restricted cash, and marketable securities as of September 30, 2007 of $72.7 million, an increase of $5.4 million from Q3 2006 and a decrease of $3.5 from the end of 2006. There were no outstanding borrowings under our line of credit, which was extended to February 28, 2008 during the quarter.

Quarterly Revenue, Unit, ASP and Gross Profit Comparisons

Third quarter revenues of $75.8 million were up 2.9 percent compared with second quarter revenues and down 6.7 percent from revenues in the third quarter of 2006. Projector unit shipments totaled approximately 85,000 units in the third quarter, an increase of approximately 18 percent from the prior quarter and approximately 15 percent compared to the third quarter of 2006. Average Selling Prices (ASPs) during the quarter decreased by approximately 12 percent. Although ASPs declined, overall gross margin increased by 1.9 percent due to improved product mix and lower costs associated with warranty repair operations. These changes resulted in gross margin of 18.2 percent in Q3, up from Q2 levels of 16.3 percent.

Regionally, Americas revenue increased 2 percent while units shipped increased 18 percent from the second quarter of 2007. Revenue and unit shipments in Europe increased by 3 percent and 17 percent, respectively. Asian revenues increased 7 percent compared to the second quarter of 2007 while units increased 20 percent from the second quarter.

Operating Expenses Comparison Excluding Charges

Operating expenses, exclusive of charges, were $17.1 million in the third quarter, an improvement of $1.0 million from the second quarter. The reduction is the result of the Company’s continued efforts to align its cost structure with expected business levels and return to profitability.

Other income for the third quarter was $0.8 million compared to other income of $0.3 million in the second quarter and other expense of $2.4 million in the third quarter of 2006.

Balance Sheet

Total cash, restricted cash, and marketable securities as of September 30, 2007 were $72.7 million, with no outstanding borrowings, an increase of $5.4 million from June 30, 1997. Day’s sales outstanding in Accounts Receivable for the third quarter were 59 days, an increase of 2 days from the prior quarter. Inventory levels decreased $4.7 million during the quarter to $28.5 million reflecting the Company’s continued emphasis on improved supply chain management.

In closing, Mr. O’Malley commented, “I am pleased with the progress the Company demonstrated in the third quarter. I am proud of the steps that the Management team has put in place to achieve these results and of our employees, who have continued to deliver improved results over the past three quarters. We will continue to focus on improving our operating performance in Q4 and into 2008.”

Reconciliation of GAAP and Pro Forma Information

The Company has recorded charges that are excluded from operating expenses and earnings for comparative purposes. In accordance with SEC FR-59, attached is a Statement of Reconciliation of GAAP Earnings.

Conference Call Information

The Company will hold a conference call today at 11:00 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling (866) 904-2211 (U.S. participants) or (706) 634-4707 (outside U.S. participants) and Pin # 21076692, or via live audio Web cast at www.infocus.com. Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast. The conference call replay will also be available through November 9, 2007 by dialing (800) 642-1687 (U.S.) or (706) 645-9291 (outside U.S.) and Pin # 21076692.

Forward-Looking Statements

This press release includes forward-looking statements, including statements related to anticipated revenues, gross profits, expenses, earnings, availability of components and projectors manufactured for the Company, inventory, backlog, and new product introductions. Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross profits, inventory and earnings, uncertainties associated with market acceptance of and demand for the Company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers, the impact of regulatory actions by authorities in the markets we serve; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, uncertainties associated with working with contract manufacturing partners, availability of critical components, and dependence on third party suppliers; 3) in regard to new product introductions, ability of the Company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the reliance on off-shore contract manufacturing, dependence on third party suppliers and intellectual property rights; and 4) in regard to the Company’s further restructuring actions, uncertainties associated with the timing and impact of further cost reductions and ability to grow revenues and gross profits. Investors are directed to the Company’s filings with the Securities and Exchange Commission, including the Company’s 2006 Form 10-K and 2007 Form 10-Qs, which are available from the Company without charge, for a more complete description of the risks and uncertainties relating to forward-looking statements made by the Company as well as to other aspects of the Company’s business. The forward-looking statements contained in this press release speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation

InFocus® Corporation (NASDAQ: INFS) is the industry pioneer and a leader in the digital projection market. Over twenty years of experience and engineering breakthroughs provide continuous improvements in what you see in the marketplace, and deliver immersive audio visual impact in business, education and home environments. We make the presentation of ideas, information, and entertainment a vivid, unforgettable experience, and believe our product contributions set the standard for what a big picture experience should be like. For more information, visit us at www.infocus.com or call us toll-free at 800.294.6400 (U.S. and Canada).

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the Company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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InFocus, IN, ASK, Proxima, LiteShow, LP, ScreenPlay, Play Big, Work Big, Learn Big
and The Big Picture are either registered trademarks or trademarks of InFocus
Corporation in the U.S. and abroad.

InFocus Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Revenues	$75,790	$81,231	$227,078	$290,892
Cost of revenues	62,026	70,900	192,850	249,137
Gross margin	$13,764	$10,331	$34,228	$41,755

Operating expenses:
Marketing and sales	$8,424	$12,116	$27,510	$39,552
Research and development	3,367	3,826	11,333	13,150
General and administrative	5,305	5,198	15,613	16,901
Regulatory assessments	—	5,086	—	5,086
Restructuring costs	225	850	4,675	2,775
	$17,321	$27,076	$59,131	$77,464

Loss from operations	$(3,557)	$(16,745)	$(24,903)	$(35,709)

Other income (expense), net	764	(2,387)	1,422	(12,161)
Loss before income taxes	(2,793)	(19,132)	(23,481)	(47,870)
Provision for income taxes	27	274	174	724
Net Loss	$(2,820)	$(19,406)	$(23,655)	$(48,594)

Basic and fully diluted net loss per share	$(0.07)	$(0.49)	$(0.60)	$(1.23)

Basic and fully diluted shares outstanding	39,786	39,659	39,682	39,644

InFocus Corporation

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2007	2006

Assets
Current Assets:
Cash and cash equivalents	$49,782	$53,716
Marketable securities	52	104
Restricted cash, cash equivalents, and marketable securities	22,875	22,413
Accounts receivable, net of allowances	49,968	50,060
Inventories	28,526	40,107
Other current assets	10,661	10,706
Total Current Assets	161,864	177,106

Property and equipment, net	3,116	3,961
Other assets, net	918	1,189
Total Assets	$165,898	$182,256

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$59,436	$52,046
Other current liabilities	19,132	26,800
Total Current Liabilities	78,568	78,846

Other Long-Term Liabilities	4,062	3,147

Shareholders’ Equity:
Common stock and additional paid-in capital	168,728	167,465
Other comprehensive income:
Foreign currency translation	36,111	30,662
Unrealized loss on equity securities	(72)	(20)
Accumulated deficit	(121,499)	(97,844)

Total Shareholders’ Equity	83,268	100,263

Total Liabilities and Shareholders’ Equity	$165,898	$182,256

InFocus Corporation

Reconciliation of GAAP Earnings

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter 2007				Second Quarter 2007
	Net Loss	Net Loss Per Share	Operating Expenses	Loss from Operations	Net Loss	Net Loss Per Share	Operating Expenses	Loss from Operations

GAAP	$(2,820)	$(0.07)	$17,321	$(3,557)	$(7,788)	$(0.20)	$20,167	$(8,183)

Adjustments:

Restructuring charges	$225	$—	$(225)	$225	$2,050	$0.06	$(2,050)	$2,050

Proforma excluding adjustments	$(2,595)	$(0.07)	$17,096	$(3,332)	$(5,738)	$(0.14)	$18,117	$(6,133)

	Third Quarter 2007				Third Quarter 2006
	Net Loss	Net Loss Per Share	Operating Expenses	Loss from Operations	Net Loss	Net Loss Per Share	Operating Expenses	Loss from Operations

GAAP	$(2,820)	$(0.07)	$17,321	$(3,557)	$(19,406)	$(0.49)	$27,076	$(16,745)

Adjustments:

Restructuring charges	$225	$—	$(225)	$225	$850	$0.02	$(850)	$850

Regulatory assessments	$—	$—	$—	$—	$5,086	$0.13	$(5,086)	$5,086

Proforma excluding adjustments	$(2,595)	$(0.07)	$17,096	$(3,332)	$(13,470)	$(0.34)	$21,140	$(10,809)

	Year-to-Date 2007				Year-to-Date 2006
	Net Loss	Net Loss Per Share	Operating Expenses	Loss from Operations	Net Loss	Net Loss Per Share	Operating Expenses	Loss from Operations

GAAP	$(23,655)	$(0.60)	$59,131	$(24,903)	$(48,594)	$(1.23)	$77,464	$(35,709)

Adjustments:

Restructuring charges	$4,675	$0.12	$(4,675)	$4,675	$2,775	$0.07	$(2,775)	$2,775

Regulatory assessments	$—	$—	$—	$—	$5,086	$0.13	$(5,086)	$5,086

Proforma excluding adjustments	$(18,980)	$(0.48)	$54,456	(20,228)	$(40,733)	$(1.03)	$69,603	$(27,848)